Exhibit 10.13

Dated the [●]th day of February 2026

EVOAIR HOLDINGS INC.

and

ONG BEE CHEN

SECOND SUPPLEMENTAL EMPLOYMENT AGREEMENT

FOR

EXECUTIVE DIRECTOR

THIS SUPPLEMENTAL AGREEMENT is made on the [●] February 2026.

BETWEEN:

(1)	EVOAIR HOLDINGS INC., a company incorporated in Malaysia with limited liability with registered office at 31-A2, Jalan 5/32A, 6 ½ Miles, Off Jalan Kepong, 52000 Kuala Lumpur, Malaysia (the “Company”); and

(2)	ONG BEE CHEN, holder of Singapore Identity Card number S7655990B, of 191 Meyer Road #21-04 Singapore 437980 (the “Executive Director”).

NOW IT IS HEREBY AGREED as follows:-

We refer to the Employment Agreement between the Company and Ong Bee Chen dated 12 December 2024 and Supplemental Employment Agreement between the Company dated 15 May 2025 (to be referred as the “Agreement”).

Unless otherwise expressly stated and except where the context otherwise requires, all words and expressions defined in the Agreement shall have the same meanings and be interpreted in the like manner when used herein.

Clause 4.1 shall be revised as follows:

“ Upon the effective date of this Agreement and during the term of this Agreement, the Executive Director shall receive a monthly remuneration of S$32,000 or US$24,615 (based on exchange rate of US$1:S$1.30) and which shall accrue on a day to day basis payable in arrears on the last day of each calendar month provided that if the Appointment is terminated prior to the end of a calendar month, the Executive Director shall only be entitled to a proportionate part of such salary in respect of the period of service during the relevant month up to the date of termination (the “Compensation”).”

To insert an additional Clause 4.4 as follows:

“Recognizing any variance between the employer’s contributions to the Central Provident Fund (“CPF”), Singapore and the Employees Provident Fund (“EPF”), Malaysia, the Executive Director shall be entitled to a retirement contribution supplement sufficient to fully offset any shortfall in retirement benefits arising from such differences. The supplement may be paid as a contribution to an approved retirement or pension scheme or, where applicable, in cash, and shall be paid by the Company without undue delay. The supplement shall be calculated based on the contributions that would have been made if the Company’s CPF/EPF contributions were fully aligned.”

Clause 5.2 shall be revised as follows:

5.2.

The Executive Director may terminate this Agreement by giving to the Company not less than three (3) months’ prior notice in writing. In the event that the Company terminate this Agreement without cause as stipulated in Clause 5.1, the Company shall pay the Executive Director a compensation of S$1,000,000 or US$769,231 (based on exchange rate of US$1:S$1.30) in consideration of the Executive Director’s efforts in co-founding the Group.

Save for the above amendment, all other terms and conditions of the Agreement remains unchanged.

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IN WITNESS whereof this Agreement has been executed the day and year first above written.

The Company

SIGNED by Low Wai Koon	)
for and on behalf of	)
EVOAIR HOLDINGS INC.	)
)
in the presence of:-)

The Executive Director

SIGNED by	)
ONG BEE CHEN	)
)
in the presence of:-)